April 10, 2026

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Re: AQR Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established five series of shares to be known as AQR International Multi-Style Fund, AQR Large Cap Multi-Style Fund, AQR Small Cap Multi-Style Fund, AQR Global Equity Fund, and AQR Large Cap Defensive Style Fund (the “Portfolios”).

In accordance with Section 20.5, the Additional Portfolios provision, of the Master Custodian Agreement dated as of October 4, 2013 (as amended, modified, or supplemented from time to time, the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests, as of the date hereof, that State Street act as Custodian for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6.2 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

AQR Funds
on behalf of:
AQR International Multi-Style Fund, AQR Large Cap Multi-Style Fund, AQR Small Cap Multi-Style Fund, AQR Global Equity Fund, and
AQR Large Cap Defensive Style Fund

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Chief Legal Officer, Vice President and Secretary

AQR Capital Management, LLC | One Greenwich Plaza | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 | f: +1.203.742.3100 | w: aqr.com

2

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Timothy Bias
Name:	Timothy Bias
Title:	Managing Director
Date	April 10 2026